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                                                                     EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           DELL COMPUTER CORPORATION


        Dell Computer Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

        The amendment to the Company's Certificate of Incorporation set forth in the following resolution was approved by the Board of Directors and consented to in writing by the holders of a majority of the Common Stock and Series A and Series B Preferred Stock of the Company, and was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

                RESOLVED, that Michael S. Dell, E. Lee Walker or any Vice-President of the Company be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Company, to prepare and execute an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock which the Company has authority to issue from 25,000,000 shares to 50,000,000 shares, and take all action necessary and proper to file such amendment with the Secretary of State of the State of Delaware, and take all further actions necessary and proper to obtain the approval of the holders of capital stock of the Company necessary to adopt such amendment.

        Article Fourth of the Certificate of Incorporation as amended shall read in its entirety as follows:

                 "FOURTH: The total number of shares of capital stock of the Corporation shall be fifty-five million (55,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $0.01 per share, and fifty million (50,000,000) shares of Common Stock, of the par, value of $0.01 per share."

        IN WITNESS WHEREOF, the Company has caused this Certificate to be signed and attested by its duly authorized officers this 6th day of May, 1988.

                                       DELL COMPUTER CORPORATION


                                      By:      /s/ DONALD D. COLLIS
                                          ------------------------------------
                                          Donald D. Collis, Vice President


ATTEST:


By: /s/ WILLIAM FOREMAN
   -------------------------------------
    William Foreman, Assistant Secretary